Exhibit 99.1

International Stem Cell Corporation Provides R&D and Business Results for Second Quarter and First Half of 2014

CARLSBAD, CA. - (Marketwired - August 12, 2014), International Stem Cell Corporation (OTCQB: ISCO), a California-based biotechnology company developing novel stem cell based therapies and biomedical products today provided a business update and announced financial results for the three and six months ended June 30, 2014.

“We’ve taken another important step forward in our Parkinson’s Disease program in completing the acute toxicity study,” said Dr. Andrey Semechkin, the Company’s CEO and Co-Chairman. “Also encouraging are the signs of behavioral improvements after six months in the primate study. Both of these studies are pivotal to a successful IND submission and it’s good to be able to report solid progress. We expect to give a more complete update on our Parkinson’s disease program before the end of this quarter.”

“As I suggested in last quarter’s update, our revenues have continued with the eighth consecutive quarter of growth on a year over year basis. The increase in our cash burn is also as anticipated reflecting the substantial increase in R&D spending. I recognize that our cash position remains challenging, but I continue to be committed to supporting the company until such a time as we can bring in additional investment on appropriate terms,” concluded Dr. Semechkin.

Highlights:

•	Reported behavioral improvements after six months in the ongoing IND-enabling pharmacology/toxicology Parkinson’s disease study in primates using human neural stem cells (hpNSC) derived from ISCO’s unique, proprietary parthenogenetic stem cell platform. These results were presented at the 66th American Academy of Neurology Annual Meeting in Philadelphia.

•	Announced the completion of the hpNSC acute toxicity study an important part of the Investigational New Drug application. The study transplanted hpNSC into rodents and showed that the human cells are well tolerated even at high doses up to the equivalent of 2.2 billion cells in humans.

•	Entered into a research agreement with Rohto Pharmaceutical Company Ltd, a global Japanese pharmaceutical company in early July. Under the agreement Rohto will evaluate ISCO’s human stem cells in a number of pre-clinical animal models as a precursor to potentially signing a definitive license agreement.

•	Lifeline Skin Care signed a distribution agreement with Mexico’s largest distributor of aesthetic and reconstructive products. Grupo Venta Internacional now offers Lifeline’s breakthrough stem cell skin care products to health care professionals throughout Mexico, the second largest market for aesthetic skin care in Central and South America.

•	Revenues up 18% year-over-year to $3.24 million for the six months ended June 30, 2014.

Lifeline Cell Technology (LCT) contributed $842,000 for the three months ended June 30, 2013compared to $748,000 for the same period of 2013. The increase of $94,000 or 13% in LCT revenue was driven primarily by higher sales to OEM customers and international distributors. Lifeline Skin Care (LSC) contributed $746,000 for the three months ended June 30, 2014, compared to $709,000 for the same period of 2013. The increase of $37,000 or 5% in LSC’s revenue is due to our strategic efforts to expand and diversify sources of revenue across all channels. We saw the greatest sales growth in website sales and professional accounts. LCT contributed $1.69 million in the six months ended June 30, 2014, compared to $1.38 million for the six months ended June 30, 2013. LCT’s revenue increased by $305,000 or 22%, primarily due to higher sales to OEM customers and international distributors. LSC’s revenue of $1.55 million in the six months ended June 30, 2014, compared to $1.36 million in the six months ended June 30, 2013. The increase of $190,000 or 14% in LSC’s revenue was a result of our strategic efforts to expand and diversify our sources of revenue.

Cost of sales for the three months ended June 30, 2014 was $409,000 or 26% of revenue, compared to $329,000 or 23% of revenue for the three months ended June 30, 2013. Cost of sales for the six months ended June 30, 2014 was $848,000 or 26% of revenue, compared to $663,000 or 24% of revenue for the same period in 2013. These increases are primarily due to a shift in sales mix from higher margin products to lower margin products in LCT and a slightly lower portion of sales recorded from ecommerce compared with other sales channels for LSC for the periods in question.

Research and development expenses were $1.41 million for the three months ended June 30, 2014, compared to $974,000 for the same period in 2013. The increase of $437,000 or 45% is primarily due to increased stem cell line research and testing expenses. Research and development expenses for the six months ended, June 30, 2014 were $2.37 million, compared to $1.70 million for the same period in 2013. The increase of $674,000 or 40% was primarily due to higher stem cell line research and testing expenses of $816,000.

Selling and marketing expenses for the three months ended June 30, 2014 were $679,000, approximating the same amount as the corresponding period in 2013. Selling and marketing expenses for the six months ended June 30, 2014 were $1.35 million, compared to $1.19 million in the six months ended June 30, 2013 reflecting an increase of $157,000 or 13%. The increase in spending was primarily due to increased employee-related spending, consulting expenses, and expenses for marketing materials, samples and printing related to the Lifeline Skincare subsidiary.

General and administrative expenses for the three months ended June 30, 2014 were $1.33 million, reflecting a decrease of $333,000 or 20%, compared to $1.67 million for the same period in 2013. General and administrative expenses for the six months ended June 30, 2014 were $2.98 million, reflecting a decrease of $117,000 or 4%, compared to $3.10 million for the same period in 2013.

As of June 30, 2014, our cash and cash equivalents totaled $748,000, compared to $2.24 million as of December 31, 2013. At June 30, 2014, we had a working capital balance of $1.17 million, compared to a $2.40 million deficit as of December 31, 2013. The positive change in our working capital from a deficit at December 31, 2013 is primarily due to removal of the fair value of warrant liability from our balance sheet as of the end of the current quarter upon the exchange of warrants for common stock with investors.

Net cash provided by financing activities was $2.42 million for the six months ended June 30, 2014, compared to $3.27 million in the same period in 2013. Approximately $1.42 million of the net proceeds of $2.42 million received in 2014 was attributable to the issuance of 8.2 million shares of common stock, net of stock issuance costs of $169,000 under the purchase agreement with Lincoln Park Capital, LLC (“Lincoln Park”), which we entered into in December 2013. In addition, we received net proceeds of $1.1 million from the sale of 8.8 million shares to Dr. Andrey Semechkin, our Co-Chairman and Chief Executive Officer and Dr. Ruslan Semechkin our Chief Scientific Officer and a director.

Management is currently evaluating various financing sources and options to raise working capital to help fund our current research and development programs and operations. We will need to obtain significant additional capital from sources including equity and/or debt financings, license arrangements, grants and/or collaborative research arrangements to sustain our operations and develop products. Thereafter, we will need to raise additional working capital.

Date:	Tuesday, August 12, 2014
Time:	11:00 a.m. Eastern Time
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Conference ID:	3065653
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About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com). More information is available at www.internationalstemcell.com or follow us on Twitter @intlstemcell.

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Forward-looking Statements

Statements pertaining to anticipated developments, the potential benefits of research programs and products, and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

Contacts:

International Stem Cell Corporation

Dr. Simon Craw, Executive Vice President

Phone: 760-940-6383

Email: ir@intlstemcell.com

Mr. Jay Novak, Chief Financial Officer

Phone: 760-940-6383

Email: jnovak@intlstemcell.com

International Stem Cell Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Cash and cash equivalents	$748	$2,243
Accounts receivable, net of allowance for doubtful accounts of $19 at June 30, 2014 and December 31, 2013	406	306
Inventory, net	1,470	1,369
Prepaid expenses and other current assets	539	658
Restricted cash	50	50

Total current assets	3,213	4,626
Property and equipment, net	847	830
Intangible assets, net	2,522	2,250
Deposits and other assets	33	33

Total assets	$6,615	$7,739

Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Accounts payable	$798	$532
Accrued liabilities	960	1,290
Deferred revenue	—	3
Related party payable	31	21
Advances	250	250
Fair value of warrant liability	—	4,925

Total current liabilities	2,039	7,021

Convertible Redeemable Series G Preferred stock, $0.001 par value, 5,000,000 shares authorized, issued and outstanding at June 30, 2014 and December 31, 2013, liquidation preference of $5,000 at June 30, 2014 and December 31, 2013	4,941	4,941
Commitments and contingencies
Stockholders’ Deficit
Series D Preferred stock, $0.001 par value, 50 shares authorized, 43 issued and outstanding at June 30, 2014 and December 31, 2013, with liquidation preference of $4,320 at June 30, 2014 and December 31, 2013	—	—
Series B Preferred stock, $0.001 par value, 5,000,000 shares authorized, 300,000 issued and outstanding at June 30, 2014 and December 31, 2013, with liquidation preferences of $412 and $403 at June 30, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.001 par value, 600,000,000 and 300,000,000 shares authorized, 213,590,669 and 151,175,053 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	214	151
Additional paid-in capital	87,537	77,897
Accumulated deficit	(88,116)	(82,271)

Total stockholders’ deficit	(365)	(4,223)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$6,615	$7,739

International Stem Cell Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Product sales	$1,588	$1,457	$3,237	$2,742

Total revenue	1,588	1,457	3,237	2,742

Expenses
Cost of sales	409	329	848	663
Research and development	1,411	974	2,369	1,695
Selling and marketing	679	679	1,348	1,191
General and administrative	1,332	1,665	2,980	3,097

Total expenses	3,831	3,647	7,545	6,646

Loss from operating activities	(2,243)	(2,190)	(4,308)	(3,904)

Other income (expense)
Change in fair value of warrant liability	1,271	—	1,894	—
Warrant exchange inducement expense	(3,445)	—	(3,445)	—
Miscellaneous expense	—	(18)	—	(20)
Interest expense	(1)	(1)	(2)	(2)
Sublease income	8	9	16	13

Total other income (expense), net	(2,167)	(10)	(1,537)	(9)

Loss before income taxes	(4,410)	(2,200)	(5,845)	(3,913)
Provision for income taxes	—	—	—	—

Net loss	$(4,410)	$(2,200)	$(5,845)	$(3,913)

Net loss applicable to common stockholders	$(4,410)	$(2,200)	$(5,845)	$(3,913)

Net loss per common share-basic and diluted	$(0.03)	$(0.02)	$(0.04)	$(0.04)

Weighted average shares-basic and diluted	170,632	112,410	162,108	108,013